Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES SECOND QUARTER FISCAL YEAR 2014 FINANCIAL RESULTS

— Second quarter revenue of $128.3 down 2% — Gross Merchandise Volume (GMV) of $227.2 down 12% - Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $16.7 million down 43% — Adjusted EPS of $0.26 down 46%

WASHINGTON — May 8, 2014 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its second quarter of fiscal year 2014 (Q2-14) ended March 31, 2014.  Liquidity Services, Inc. is a global solution provider in the reverse supply chain with the leading marketplace for business surplus.

Liquidity Services, Inc. (Liquidity Services or the Company) reported consolidated Q2-14 revenue of $128.3 million, a decrease of approximately 1.5% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs including changes in acquisition earn out payment estimates, for Q2-14 was $16.7 million, a decrease of approximately 43% from the prior year’s comparable period.  Q2-14 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $227.2 million, a decrease of 12% from the prior year’s comparable period.

Net income in Q2-14 was $5.6 million or $0.17 diluted earnings per share.  Adjusted net income, which excludes stock based compensation, acquisition costs including changes in acquisition earn out payment estimates and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, in Q2-14 was $8.5 million or $0.26 adjusted diluted earnings per share based on 32.3 million fully diluted shares outstanding, a decrease of approximately 56% and 46%, respectively, from the prior year’s comparable period. During Q2-14, the Company repurchased 128,566 shares of common stock expending $3.1 million as part of its previously announced share repurchase program.

“While GMV was within our expected results, our Adjusted EBITDA and Adjusted EPS were lower than expected due to mix changes in our DoD surplus and retail businesses and delayed capital asset projects in both the U.S. and Europe. We also experienced unusual softness in our energy vertical due to an industry wide decline in line pipe and related equipment,” said Bill Angrick, Chairman and CEO of Liquidity Services.

“In addition, we continued to invest aggressively to integrate our marketplaces and global operations and develop new capabilities to achieve our long term goal of a diversified, multi-billion dollar commercial business that enables sellers and buyers of all sizes to easily manage, evaluate and monetize assets in the $150 billion reverse supply chain based on their industry, location and channel preferences. At scale, Liquidity Services will provide shareholders with multiple high margin revenue streams that leverage our investments in game changing technology and global operations. To achieve our future vision, we are undergoing a multi-year transformation of our business from independent marketplaces to an integrated global business and marketplace platform with a singular and superior user experience. As we execute our transformation plan and manage the multi-year transition of our DoD surplus contract, consolidated results will be less reflective of our progress. Therefore, investors should evaluate our progress based on our ability to grow the GMV and revenue of our commercial and municipal government business going forward.”

“As previously announced, we are pleased that we will continue to drive innovation for the DoD for up to six years under the terms of a new Surplus contract for all useable surplus items other than rolling stock. The preliminary results of the live auction bidding events held by the U.S. Defense Logistics Agency (DLA) on April 1-2, 2014 will result in material changes to our DoD surplus business beginning in fiscal year 2015. We are the high bidder for the non-rolling stock contract and expect our pricing to increase from 1.8% to 4.35% of Original Acquisition Value. The high bidder for the rolling stock contract was another company. The impact of the bidding results will decrease future GMV and significantly increase our Cost of Goods Sold, which will materially affect our EBITDA in fiscal year 2015.  Under the terms of the new Surplus contract, which have yet to be finalized, we expect to handle an estimated $9 billion of original acquisition value of property over the contract performance period. This continued relationship delivers a steady source of anchor supply in key verticals we serve in our commercial business.”

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Business Outlook

It is difficult for us to forecast the sales and margins of our business while we are awaiting the final specifications and timing of the work we will be performing under the new DoD surplus contract.  In addition, the volume and mix of property flow under our current DoD surplus contract has been more volatile recently requiring us to obtain additional warehouse space and incur increased staffing and operational costs.

Although global economic conditions have improved, our overall outlook remains cautious regarding our commercial capital assets business due to volatility in capital spending patterns.  In addition, our retail supply chain business has seen significant changes in consumer spending habits in certain categories, such as electronics, which has been affected by increases in payroll taxes, continued high unemployment, and reduced innovation in the sector, resulting in decreased spending and decreased pricing in the secondary market, resulting in margin pressure.  Lastly, we plan to increase investments in our technology infrastructure and proprietary e-commerce marketplace platform to support further expansion and integration of our existing and recently acquired businesses.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces; (ii) as corporations and public sector agencies focus on reducing costs, improving transparency, compliance and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase; and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative scalable solutions and the ability to make a strategic  impact in the reverse supply chain, we expect our seller base to increase.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2014:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                              improved margins in our GoIndustry marketplace as we continue to integrate the acquisition and complete our restructuring plans;

(iv)                              continued product flows under the DoD Surplus contract under the existing terms;

(v)                                 an effective income tax rate of 40%; and

(vi)                              improved operations and service levels in our retail goods marketplaces.

Our DoD Scrap Contract includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2014 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2014 to range from $930 million to $975 million, which is a decrease from our previous guidance range of $1.0 billion to $1.075 billion.  We expect GMV for Q3-14 to range from $225 million to $250 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2014 to range from $70 million to $80 million, which is a decrease from our previous guidance range of $100 million to $108 million.  We expect Adjusted EBITDA for Q3-14 to range from $18.0 million to $21.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2014 to range from $1.10 to $1.27, which is a decrease from our previous guidance range of $1.60 to $1.76.  In Q3-14, we estimate Adjusted Earnings Per Diluted Share to be $0.28 to $0.34.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 32.5 million, and that we will not repurchase shares with the approximately $46.9 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract related intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $3.5 million to $4.0 million per quarter for fiscal year 2014.  These stock based compensation costs are consistent with fiscal year 2013.

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Key Q2-14 Operating Metrics

Registered Buyers — At the end of Q2-14, registered buyers totaled approximately 2,524,000, representing a 9% increase over the approximately 2,307,000 registered buyers at the end of Q2-13.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 665,000 in Q2-14, an approximately 3% increase over the approximately 643,000 auction participants in Q2-13.

Completed Transactions — Completed transactions decreased to approximately 132,000, an approximately 4% decrease for Q2-14 from the approximately 138,000 completed transactions in Q2-13.

GMV and Revenue Mix — The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q2-14	Q2-13
Profit-Sharing Model:
Scrap Contract	7.2%	6.8%
Total Profit Sharing	7.2%	6.8%
Consignment Model:
GovDeals	17.1%	14.0%
Commercial	35.6%	45.1%
Total Consignment	52.7%	59.1%
Purchase Model:
Commercial	23.1%	19.6%
Surplus Contract	17.0%	14.5%
Total Purchase	40.1%	34.1%

Total	100.0%	100.0%

Revenue Mix

	Q2-14	Q2-13
Profit-Sharing Model:
Scrap Contract	12.8%	13.6%
Total Profit Sharing	12.8%	13.6%
Consignment Model:
GovDeals	3.2%	2.7%
Commercial	11.0%	12.2%
Total Consignment	14.2%	14.9%
Purchase Model:
Commercial	37.3%	39.0%
Surplus Contract	30.1%	28.9%
Total Purchase	67.4%	67.9%

Other	5.6%	3.6%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest expense and other (income) expense, net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs including changes in earn out estimates.

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	(In thousands)
	(unaudited)
Net income	$5,631	$12,698	$12,724	$19,407
Interest and other expense (income), net	79	96	100	(828)
Provision for income taxes	3,753	8,824	8,482	13,296
Amortization of contract intangibles	2,272	2,407	4,679	4,617
Depreciation and amortization	1,973	1,980	3,977	3,967

EBITDA	13,708	26,005	29,962	40,459
Stock compensation expense	2,908	2,935	6,567	7,302
Acquisition costs	85	212	180	5,588

Adjusted EBITDA	$16,701	$29,152	$36,709	$53,349

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs including changes in earn out estimates.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$5,631	$12,698	$12,724	$19,407
Stock compensation expense (net of tax)	1,745	1,732	3,940	4,352
Amortization of contract intangibles (net of tax)	1,090	1,072	2,180	2,162
Acquisition costs (net of tax)	51	124	108	3,350

Adjusted net income	$8,517	$15,626	$18,952	$29,271

Adjusted basic earnings per common share	$0.26	$0.50	$0.59	$0.93

Adjusted diluted earnings per common share	$0.26	$0.48	$0.58	$0.89

Basic weighted average shares outstanding	32,231,011	31,561,412	31,187,038	31,522,133

Diluted weighted average shares outstanding	32,321,482	32,331,686	32,489,776	32,692,975

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Conference Call

The Company will host a conference call to discuss the second quarter 2014 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 877-703-6103 or 857-244-7302 and providing the participant pass code 32867942. A live web cast of the conference call will be provided on the Company’s investor relations website at www.liquidityservices.com/investors. An archive of the web cast will be available on the Company’s website until June 8, 2014 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until June 8, 2014 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 97430347. Both replays will be available starting at 2:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Wal-Mart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA and Go-Industry, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.5 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The Company is based in Washington, D.C. and has over 1,400 employees. Additional information can be found at: http://www.liquidityservices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	September 30,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$101,766	$95,109
Accounts receivable, net of allowance for doubtful accounts of $982 and $891 at March 31, 2014 and September 30, 2013, respectively	27,055	24,050
Inventory	71,640	29,261
Prepaid and deferred taxes	18,993	11,243
Prepaid expenses and other current assets	6,136	4,802
Total current assets	225,590	164,465
Property and equipment, net	12,448	10,380
Intangible assets, net	22,223	28,205
Goodwill	210,824	211,711
Other assets	7,240	6,583
Total assets	$478,325	$421,344
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,897	$16,539
Accrued expenses and other current liabilities	64,369	34,825
Profit-sharing distributions payable	4,652	4,315
Customer payables	32,116	29,497
Total current liabilities	123,034	85,176
Acquisition earn out payables	18,565	18,390
Deferred taxes and other long-term liabilities	2,248	2,899
Total liabilities	143,847	106,465
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 32,402,148 shares issued and 32,273,582 shares outstanding at March 31, 2014; 31,811,764 shares issued and outstanding at September 30, 2013	31	31
Treasury stock	(3,057)	—
Additional paid-in capital	218,955	206,861
Accumulated other comprehensive income	(1,644)	518
Retained earnings	120,193	107,469
Total stockholders’ equity	334,478	314,879
Total liabilities and stockholders’ equity	$478,325	$421,344

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Revenue	$102,920	$106,199	$196,390	$207,528
Fee revenue	25,409	24,125	53,887	45,001
Total revenue	128,329	130,324	250,277	252,529

Costs and expenses:
Cost of goods sold (excluding amortization)	54,273	49,946	101,983	97,068
Profit-sharing distributions	8,299	9,942	18,429	18,352
Technology and operations	29,070	22,407	54,691	44,954
Sales and marketing	10,459	9,973	20,290	20,301
General and administrative	12,435	11,839	24,742	25,807
Amortization of contract intangibles	2,272	2,407	4,679	4,617
Depreciation and amortization	1,973	1,980	3,977	3,967
Acquisition costs	85	212	180	5,588

Total costs and expenses	118,866	108,706	228,971	220,654

Income from operations	9,463	21,618	21,306	31,875
Interest and other (expense) income, net	(79)	(96)	(100)	828

Income before provision for income taxes	9,384	21,522	21,206	32,703
Provision for income taxes	(3,753)	(8,824)	(8,482)	(13,296)

Net income	$5,631	$12,698	$12,724	$19,407
Basic earnings per common share	$0.17	$0.40	$0.39	$0.62
Diluted earnings per common share	$0.17	$0.39	$0.39	$0.59

Basic weighted average shares outstanding	32,231,011	31,561,412	32,187,038	31,522,133
Diluted weighted average shares outstanding	32,321,482	32,331,686	32,489,776	32,692,975

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Operating activities
Net income	$5,631	$12,698	$12,724	$19,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,244	4,387	8,655	8,584
Gain on early extinguishment of debt	—	—	—	(1,000)
Stock compensation expense	2,908	2,935	6,567	7,302
Benefit for inventory allowance	—	—	291	(733)
Provision (benefit) for doubtful accounts	148	14	91	(107)
Incremental tax benefit from exercise of common stock options	(414)	(371)	(3,296)	(5,376)
Changes in operating assets and liabilities:
Accounts receivable	1,364	1,286	(3,096)	(1,891)
Inventory	(35,869)	(3,267)	(42,670)	(3,779)
Prepaid and deferred taxes	(8,136)	(1,957)	(7,750)	(5,295)
Prepaid expenses and other assets	(1,484)	(1,551)	1,305	3,328
Accounts payable	1,308	(579)	5,358	766
Accrued expenses and other	32,224	(1,043)	29,543	(6,019)
Profit-sharing distributions payable	178	806	337	273
Customer payables	2,380	(256)	2,619	586
Acquisition earn out payables	86	(2,050)	175	(6,168)
Other liabilities	(453)	(429)	(1,796)	538

Net cash provided by operating activities	4,115	10,623	9,057	10,416
Investing activities
Increase in goodwill and intangibles and cash paid for acquisitions	—	(14)	—	(14,698)
Purchases of property and equipment	(2,272)	(624)	(4,950)	(2,521)

Net cash used in provided by investing activities	(2,272)	(638)	(4,950)	(17,219)
Financing activities
Repayment of notes payable	—	—	—	(39,000)
Payment of acquisition contingent liabilities	—	—	—	(8,185)
Proceeds from exercise of common stock options (net of tax)	1,762	295	2,231	504
Repurchases of common stock	(3,057)	—	(3,057)	—
Incremental tax benefit from exercise of common stock options	414	371	3,296	5,376

Net cash (used in) provided by financing activities	(881)	666	2,470	(41,305)
Effect of exchange rate differences on cash and cash equivalents	(687)	655	80	524

Net increase (decrease) in cash and cash equivalents	275	11,306	6,657	(47,584)
Cash and cash equivalents at beginning of the period	101,491	45,892	95,109	104,782

Cash and cash equivalents at end of period	$101,766	$57,198	$101,766	$57,198
Supplemental disclosure of cash flow information
Cash paid for income taxes	$11,513	$10,399	$12,974	$10,493
Cash paid for interest	—	12	—	2,023
Contingent purchase price accrued	—	—	—	23,146